LETTER AGREEMENT

Russell Financial Services, Inc.

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Amended and Restated Distribution Agreement

Pursuant to Introductory Section 1 of the Amended and Restated Distribution Agreement between Russell Investment Company (“RIC”) and Russell Financial Services, Inc. (“RFS”), dated April 21, 2009 (the “Agreement”), RIC advises you that it is creating two new funds to be named the Russell Tax-Managed International Equity Fund and the Russell Multi-Strategy Income Fund (the “New Funds”). RIC desires RFS to serve as Distributor with respect to the Shares of the New Funds pursuant to the terms and conditions of the Agreement. The fees to be charged to the New Funds in return for the Distributor’s services are the same as are set forth in the Agreement.

Please indicate your acceptance to act as Distributor with respect to the Shares of the New Funds by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2015.

RUSSELL FINANCIAL SERVICES, INC.

By:
Sandra Cavanaugh
President